Calix Increases Stock Repurchase Authorization by An Additional $100 Million

SAN JOSE, CA—April 21, 2025—Calix, Inc. (NYSE: CALX) today announced that its board of directors increased the authorization to repurchase the Company’s common stock by an additional $100 million under the existing stock repurchase program.
Under the repurchase program, repurchases can be made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements. The specific timing, price and size of the purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations consistent with the Company’s capital allocation strategy. The stock repurchase program does not obligate Calix to purchase any dollar amount or number of shares of common stock and the program may be suspended or discontinued at any time.
About Calix
Calix, Inc. (NYSE: CALX)—Calix is an appliance-based platform, cloud and managed services company. Broadband experience providers leverage Calix’s broadband platform, cloud and managed services to simplify their operations, subscriber engagement and services; innovate for their consumer, business and municipal subscribers; and grow their value for members, investors and the communities they serve.
Our end-to-end platform and managed services democratize the use of data - enabling our customers of any size to operate efficiently, acquire subscribers and deliver exceptional experiences. Calix is dedicated to driving continuous improvement in partnership with our growing ecosystem to support the transformation of our customers and their communities.
Forward-Looking Statements
This press release contains forward-looking statements that are based upon management’s current expectations and are inherently uncertain. Forward-looking statements relate to, but are not limited to, Calix’s stock repurchase program, are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting Calix’s business. The reader is cautioned not to rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix’s results and other risks and uncertainties are detailed in its quarterly reports on Form 10-Q and Annual Report on Form 10-K filed with the SEC and available at www.sec.gov.
Calix and the Calix logo are trademarks or registered trademarks of Calix and/or its affiliates in the U.S. and other countries. A listing of Calix’s trademarks can be found at https://www.calix.com/legal/trademarks.html. Third-party trademarks mentioned are the property of their respective owners.
Category: Financial

Press Inquiries:
Zach Burger
669-369-1991
zach.burger@calix.com
Investor Inquiries:
Nancy Fazioli
InvestorRelations@calix.com
Source: Calix, Inc.